As filed with the Securities and Exchange Commission on February 12, 2018

Registration No. 333 - 138765

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sony Kabushiki Kaisha

(Exact name of Registrant as specified in its charter)

Sony Corporation

(Translation of Registrant’s name into English)

Japan	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o 7-1, Konan 1-chome
Minato-ku
Tokyo 108-0075
Japan

(Address of principal executive offices)

The Twelfth Series of Stock Acquisition Rights for

Shares of Common Stock of Sony Corporation

The Thirteenth Series of Stock Acquisition Rights for

Shares of Common Stock of Sony Corporation

(Full title of the plans)

Sony Corporation of America
25 Madison Avenue, 26th Floor
New York, New York 10010
Attn.: Office of the General Counsel
212-833-5893

(Name, address and telephone number of agent for service)

Copy to:
Arthur H. Kohn, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act.

☑ Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller Reporting Company

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-138765) filed by Sony Corporation (the “Registrant”) with the U.S. Securities and Exchange Commission on November 16, 2006 (the “Registration Statement”) to register 28,100 shares of the Common Stock of the Registrant (the “Twelfth Series Shares”) to be issued upon exercise of the Twelfth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (the “Twelfth Series Stock Acquisition Rights”) and 1,449,800 shares of Common Stock of the Registrant (the “Thirteenth Series Shares”) to be issued upon exercise of the Thirteenth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (the “Thirteenth Series Stock Acquisition Rights”). As of the date hereof, (a) none of the Twelfth Series Stock Acquisition Rights remain outstanding, and no additional Twelfth Series Shares will be issued and (b) none of the Thirteenth Series Stock Acquisition Rights remain outstanding, and no additional Thirteenth Series Shares will be issued.

In accordance with the Registrant’s undertaking in Part II, Item 9(a)(3) of the Registration Statement, the Registrant hereby amends the Registration Statement to remove from registration all of the Twelfth Series Shares and Thirteenth Series Shares that remain unsold or otherwise unissued, if any, and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan as of the 2nd day of February, 2018.

SONY CORPORATION

By: /s/ Kazushi Ambe_____________________
Kazushi Ambe
Executive Vice President, Corporate
Executive Officer, In charge of Human Resources and General Affairs

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

Name	Title	Date
/s/ Kazuo Hirai_____________ Kazuo Hirai	President and Chief Executive Officer, Representative Corporate Executive Officer, Member of the Board	February 2nd, 2018
/s/ Kenichiro Yoshida________ Kenichiro Yoshida	Executive Deputy President and Chief Financial Officer, Representative Corporate Executive Officer, Member of the Board	February 2nd, 2018
/s/ Osamu Nagayama_________ Osamu Nagayama	Chairman of the Board	February 2nd, 2018

/s/ Takaaki Nimura__________ Takaaki Nimura	Member of the Board	February 2nd, 2018
/s/ Eikoh Harada ___________ Eikoh Harada	Member of the Board	February 2nd, 2018

/s/ Tim Schaaff _____________ Tim Schaaff	Member of the Board	February 2nd, 2018
/s/ Kazuo Matsunaga_________ Kazuo Matsunaga	Member of the Board	February 2nd, 2018
/s/ Koichi Miyata ___________ Koichi Miyata	Member of the Board	February 2nd, 2018
/s/ John V. Roos____________ John V. Roos	Member of the Board	February 2nd, 2018
/s/ Eriko Sakurai ____________ Eriko Sakurai	Member of the Board	February 2nd, 2018
/s/ Kunihito Minakawa_______ Kunihito Minakawa	Member of the Board	February 2nd, 2018
/s/ Shuzo Sumi _____________ Shuzo Sumi	Member of the Board	February 2nd, 2018
/s/ Steven E. Kober _________ Steven E. Kober	Authorized U.S. Representative	February 2nd, 2018